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NEWS                                        PHILIPS INTERNATIONAL REALTY CORP.
RELEASE                                     417 Fifth Avenue, New York, NY 10016
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For Immediate Release
January 29, 2002

                         PHILIPS INTERNATIONAL ANNOUNCES
                   DELAY IN COMPLETION OF PLAN OF LIQUIDATION
                    RESULTING FROM KMART'S BANKRUPTCY FILING
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New York, N.Y. - January 29, 2002- Philips International Realty Corp.
(NYSE-PHR), a real estate investment trust, announced today that Kmart's Chapter 11 bankruptcy filing is likely to delay the sales of the Company's five remaining properties pursuant to the Company's plan of liquidation, and may result in a reduction of the remaining projected liquidating distributions of $3.00 per common share.

Kmart leases a significant portion of the space in each of the Company's five remaining shopping center properties, of which four stores are currently operating and one Kmart store in Reedley, California is closed. While operating in bankruptcy, Kmart has announced that it will seek immediate cancellation of all leases at closed locations. In addition, Kmart stated that additional store closings will be announced by the end of the first quarter of 2002, and it will seek cancellation of the related leases. Therefore, in addition to the likely termination of the Reedley lease, one or more additional Kmart leases may be voided in the bankruptcy proceedings.

At the Reedley property, Kmart subleased approximately one-third of its leased space to Factory 2-U Stores, Inc. on terms and conditions similar to the master lease on a pro rata basis. Although the sublease will be voided if the master lease is cancelled in bankruptcy, the subtenant has expressed interest in leasing the space directly from the Company.

As a result of the uncertainty pertaining to the ultimate status of the Kmart leases, the Company expects a delay in the completion of its plan of liquidation. Also, the potential impact on the proceeds from sales of the remaining five properties cannot currently be evaluated.

On October 10, 2000, the Company's stockholders approved the plan of liquidation, which at that time was estimated to generate approximately $18.25 in the aggregate in cash for each share of common stock in two or more liquidating distributions. To date, a total of $15.25 per share has been distributed, which resulted partly from the August and October 2001 sales of two shopping centers in which Kmart was a major tenant, including one property with a closed Kmart store. The Company's five remaining assets are currently being offered for sale.


Note: Certain statements in this release regarding anticipated operating results and time are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes the statements and projections are based upon reasonable assumptions, actual results may differ from those projected. Key factors that could cause actual results to differ materially include economic downturns, successful and timely completion of dispositions, leasing activities and other risks associated with the commercial real estate business, and as detailed in the Company's filings from time to time with the Securities and Exchange Commission.

Contact: Carl Kraus
         Chief Financial Officer
         Philips International Realty Corp.
         (212) 951-3868